   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 2001
                                             REGISTRATION NO. 333-______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                          INFONET SERVICES CORPORATION
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                                 ---------------

                                  2160 EAST GRAND AVENUE
                               EL SEGUNDO, CALIFORNIA 90245
          DELAWARE                    (310) 335-2600            95-4148675
(STATE OR OTHER JURISDICTION OF   (ADDRESS OF PRINCIPAL      (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     EXECUTIVE OFFICES)    IDENTIFICATION NUMBER)

                                 ---------------

                                                          Copies to:

           PAUL A. GALLEBERG                          WILLIAM J. CERNIUS
        2160 EAST GRAND AVENUE                        JOSEPH G. MCCARTHY
     EL SEGUNDO, CALIFORNIA 90245                      LATHAM & WATKINS
            (310) 335-2600                     650 TOWN CENTER DRIVE, 20TH FLOOR
(NAME AND ADDRESS OF AGENT FOR SERVICE)          COSTA MESA, CALIFORNIA 92626
                                                        (714) 540-1235

                                 ---------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                                ---------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. |_| ________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ---------------

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                   PROPOSED MAXIMUM  PROPOSED MAXIMUM
              TITLE OF SECURITIES    AMOUNT TO BE     OFFERING PRICE   AGGREGATE OFFERING     AMOUNT OF
               TO BE REGISTERED       REGISTERED       PER SHARE(1)         PRICE(1)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Class B Common Stock, $.01 par
value per share                       54,386,078           $1.90        $103,333,548.20        $25,834
===========================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of the Registrant's common stock as reported on the New York Stock Exchange on September 21, 2001.

                                ---------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2001

PROSPECTUS

                                54,386,078 Shares
                          INFONET SERVICES CORPORATION
                                  COMMON STOCK

                                 ---------------

      We are an innovative leader in providing value-added global communications services to multinational entities.

      This prospectus relates to the offering from time to time by KPN Telecom B.V. of up to an aggregate of 54,386,078 shares of our Class B common stock, par value $.01 per share. We will not receive any proceeds from the sale of shares covered by this prospectus.

      At various times in our history we have raised operating capital through contributions and formed strategic alliances with our stockholders, including KPN. As consideration for these contributions of cash and strategic arrangements, we issued unregistered shares of our common stock to KPN. We granted to KPN contractual registration rights that obligate us to register these shares for resale by KPN.

      The registration statement of which this prospectus is a part is being filed pursuant to our contractual obligations.

      Our common stock is listed on the New York Stock Exchange under the symbol "IN" and on the Frankfurt Stock Exchange under the symbol "IN." On September 25, 2001 the last reported sales price of our common stock on the NYSE was $2.24 per share.

                                ---------------

      See "Risk Factors" on page 2 for certain factors relevant to an investment in our common stock.

      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

                   The date of this prospectus is ______, 2001

                                TABLE OF CONTENTS

Where You Can Find More Information........................................    5
Documents We Have Incorporated by Reference................................    5
Infonet Services Corporation...............................................    6
Risk Factors...............................................................    6
Use of Proceeds............................................................    6
Forward-Looking Statements.................................................    6
Description of Our Stock...................................................    4
United States Federal Tax Considerations                                       9
For Non-U.S. Holders of Class B Common Stock...............................
Selling Stockholder........................................................   11
Plan of Distribution.......................................................   12
Experts....................................................................   12
Legal Matters..............................................................   12

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of this material from the Commission at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange and you can inspect and copy similar information concerning us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "registration statement"), of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the shares of our common stock covered by this registration statement. This prospectus does not contain all of the information set forth in the registration statement, some portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus, in any prospectus supplement or in any document incorporated by reference herein or therein, as to the contents of any contract or other document are not necessarily complete, and in each instance we make reference to the copy of that contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each statement being qualified in all respects by this reference and the exhibits and schedules thereto. For further information regarding us and our common stock, we refer you to the registration statement and the exhibits and schedules which may be obtained from the Commission.

                   DOCUMENTS WE HAVE INCORPORATED BY REFERENCE

      We filed the documents listed below under the Exchange Act with the Commission and these documents are incorporated into this registration statement by reference:

      (a)   Our Annual Report on Form 10-K for the year ended March 30, 2001;

      (b)   Our Quarterly Report on Form 10-Q for the quarter ended June 29,
            2001;

      (c) Our Definitive Proxy Statement on Schedule 14A dated July 9, 2001 relating to the 2001 annual meeting of stockholders; and

      (d) The description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-15475), including any subsequently filed amendments and reports filed for the purpose of updating that description.

      All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

      Copies of all documents which are incorporated herein by reference (not including the exhibits to these documents, unless the exhibits are specifically incorporated by reference in these documents) will be provided without charge to each person, including any beneficial owner, to whom this prospectus and any applicable prospectus supplement are delivered upon written or oral request. Requests should be directed to the Secretary, Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245, telephone number (310) 335-2600.

                          INFONET SERVICES CORPORATION

      Infonet is an innovative leader in providing value-added global communications services to multinational entities.

      Powering the enterprise-wide communications initiatives of more than 2,600 multinational corporations, we provide a comprehensive portfolio of network-based solutions including IP-VPN, Internet, Intranet, MultiMedia, Remote Access, Local Access and Application Services (Call Center, Collaboration, Messaging and Hosting).

      We are a pioneer in providing multinational corporations with The Intelligent Edge in Global Communications(TM) -- a unique service based on our patent-pending tools that models and optimizes the complex relationship between applications and the global network.

      We were the winner of the World Communication Awards 2000 for "Best Customer Care" and "Best Carrier," we own and operate The World Network, accessible from more than 180 countries, and provide local service support in more than 60 countries and territories.

      We were incorporated as a Delaware corporation in March 1988. In December 1999, we completed an initial public offering of our common stock, which is listed on the New York Stock Exchange and the Frankfurt Stock Exchange under the symbol "IN."

                                  RISK FACTORS

      In addition to the other information contained or incorporated by reference in this prospectus (including the information contained in our Annual Report on Form 10-K under the heading "BUSINESS--Risk Factors"), prospective investors should carefully consider the following factors before investing in the securities offered hereby.

The Future Sale of These Shares May Have a Possible Adverse Effect on the Price of Our Common Stock.

      We cannot predict the effect that future sales of these shares of our Class B common stock will have on the market price of our Class B common stock. We have agreed to register the shares offered by this prospectus under contractual obligations. The market price of our common stock could decline as a result of sales of these shares in the market or the perception that these sales could occur. Although we currently believe we are fully funded for our current strategic needs, the registration and sale of these shares could also make it more difficult for us to raise funds through future offerings of our Class B common stock if our plans change (which they may).

                                 USE OF PROCEEDS

      We are filing the registration statement of which this prospectus is a part under our contractual obligation to the holders named in the section entitled "Selling Stockholder." We will not receive any of the proceeds from the issuances of shares of our Class B common stock by these holders. However, we will pay registration expenses which we estimate to be approximately $100,800.

                           FORWARD-LOOKING STATEMENTS

      All statements in this prospectus that are not statements of historical fact constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results to differ materially from those implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable words. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements due to various factors. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.

                            DESCRIPTION OF OUR STOCK

      The following summary of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are on file with the Commission as exhibits to registration statements we previously filed. See "Where You Can Find More Information."

General

      Our authorized capital stock consists of 400 million shares of Class A common stock, par value $0.01 per share and 600 million shares of Class B common stock, par value $0.01 per share. As of June 28, 2001, there were 161,403,358 shares of Class A common stock and 309,401,169 shares of Class B common stock outstanding and held of record by an aggregate of 424 stockholders. Our board of directors has the power to issue the authorized but unissued shares of our Class B common stock, which authority is of unlimited duration.

      Common Stock

      Holders of Class B common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and they do not have cumulative voting rights. Holders of Class A common stock are entitled to ten votes for each share on all matters submitted to a vote of stockholders and they do not have cumulative voting rights. Each of the Class A and Class B stockholders are entitled to vote on all matters brought to the stockholders, other than the election of two independent directors who are elected exclusively by the Class B stockholders. Accordingly, holders of a majority of the shares of Class A common stock entitled to vote in any election of directors possess sufficient voting power to elect all of the directors standing for election other than the two directors elected by the Class B stockholders. Holders of Class A and Class B common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of funds legally available for that purpose. Upon any liquidation, dissolution or winding up, the holders of Class A and Class B common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities. Holders of our Class A common stock have pre-emptive rights to acquire additional shares of Class A common stock that may be issued, as well as a right of first refusal upon proposed transfers of Class A common stock from other Class A stockholders, but they have no redemption or conversion rights other than from Class A to Class B common stock on a one-for-one basis. Holders of our Class B common stock have no preemptive, subscription, redemption or conversion rights. The Class A common stock cannot be sold or transferred except after approval by not less than two-thirds of the outstanding Class A common stock. Any proposed transfer of the Class A common stock, including any proposed conversion of the Class A common stock into Class B common stock, is also subject to a right of first refusal by the other Class A stockholders. All of our issued common stock is fully paid and non-assessable.

      Registration Rights

      Under the terms of a stockholders agreement among Infonet and each of the Class A stockholders, the holders of Class A common stock are entitled to require us to register, under the Securities Act, some or all of the Class B shares they currently hold, or those Class B shares they will hold after conversion of their Class A common stock. We agreed to include, at the request of any Class A stockholder, shares of that Class A stockholder in a registered offering by us or another Class A common stockholder through provisions commonly referred to as piggyback registration and, subject to limitations, to undertake up to two registered offerings of Class B common stock upon demand by each Class A stockholder up to a maximum of two registrations per year. We bear the costs and expenses attributable to the registration (excluding discounts, commissions or fees relating to the distribution of the stock).

      Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

      Subject to exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and an interested stockholder and the sale of more than 10% of our assets. Although there are limited exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% of our voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. A Delaware corporation may opt out of the anti-takeover law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. Under the terms of our certificate of incorporation, we have opted out of this provision of the anti-takeover law.

      In addition, provisions of our certificate and bylaws as summarized in the following paragraphs, may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. These provisions may also have the effect of preventing changes in our management.

      Our certificate authorizes our board of directors to fill vacant directorships. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by that removal with its own nominees. Our certificate and bylaws contain other provisions that may be deemed to have anti-takeover effects, such as the ability of a majority of our Class A stockholders to call special meetings and a limit on the maximum number of directors. These provisions could delay, defer or prevent a tender offer or takeover attempt. In addition, based on the current ownership of our Class A common stock and the voting rights that attach to them, the Class A stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the approval of significant corporate transactions.

      The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and bylaws provide that the affirmative vote of at least two-thirds of the Class A and Class B common stock voting as a single class is required to amend our certificate of incorporation and bylaws and both 95% of the Class A and two-thirds of the Class A common stock and Class B common stock voting as a single class is required to approve a change in our capital structure or significant corporate actions.

      Limitation of Liability and Indemnification Matters

      Our certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under the Delaware General Corporation Law, our directors have a fiduciary duty to us that is not eliminated by this provision of our certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the Delaware General Corporation Law for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware General Corporation Law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

      Our certificate of incorporation provides that we will indemnify our directors, officers, employees and agents to the fullest extent provided in our bylaws or in any contract or agreement with any of those directors, officers, employees or agents. Our bylaws provide that we will, to the greatest extent permitted by the Delaware General Corporation Law, indemnify and advance the expenses of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of ours or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding.

      We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have liability insurance for our officers and directors.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation. We are not aware of any material threatened litigation or proceeding that may result in a claim for indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act, and will be governed by the final adjudication of such issue.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS
                  FOR NON-U.S. HOLDERS OF CLASS B COMMON STOCK

      Overview

      The following general discussion summarizes the material U.S. federal income and estate tax aspects of the ownership and disposition of our Class B common stock applicable to beneficial owners that are non-U.S. holders of such stock. In general, a "non-U.S. holder" is an individual or entity other than:

      o     a citizen or resident of the United States;

      o In general, an individual may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens;

      o a corporation (including any entity taxable as a corporation) or partnership created or organized in or under the laws of the United States or any of its political subdivisions;

      o an estate the income of which is subject to U.S. federal income taxation regardless of its source;

      o a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more of the individuals or entities described above have authority to control all substantial decisions of the trust; or

      o a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

      This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to in this discussion as the Code, U.S. Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The discussion does not address aspects of U.S. federal taxation other than income and estate taxation and does not address all aspects of federal income and estate taxation, including the fact that in the case of a non-U.S. holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of Class B common stock may be affected by determinations made at the partner level and the activities of the partnership. The discussion does not consider any specific facts or circumstances that may apply to a particular non-U.S. holder and does not address all aspects of U.S. federal income tax law that may be relevant to non-U.S. holders that may be subject to special treatment under such law, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose "functional currency" is not the U.S. dollar, holders of securities held as part of a straddle, hedge or conversion transaction, some U.S. expatriates, controlled foreign corporations, passive foreign investment companies or foreign personal holding companies. The discussion also does not address U.S. state or local or foreign tax consequences.

      INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS B COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

      Dividends

      We do not anticipate declaring or paying cash dividends on our Class B common stock in the near future. However, if any distribution is made on our Class B common stock, that distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, the gross amount of dividends paid to a non-U.S. holder will be subject to U.S. withholding tax at a 30 percent rate, or a lower rate prescribed by an applicable tax treaty. Any withholding tax on a distribution in excess of our accumulated earnings and profits is refundable to the non-U.S. holder upon filing an appropriate claim with the Internal Revenue Service.

      A non-U.S. holder of our Class B common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) will be required to satisfy applicable certification and other requirements. In addition, in the case of Class B common stock held by a foreign partnership, this certification requirement may be applied to the partners, and not to the partnership, and the partnership must provide some required information. A look-through rule applies in the case of tiered partnerships. A non-U.S. holder who is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

      Disposition of Class B Common Stock

      A non-U.S. holder of Class B common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of that stock unless (1) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition, and other required conditions are met; (2) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if an applicable income tax treaty requires, is attributable to a United States permanent establishment maintained by the non-U.S. holder; (3) the non-U.S. holder is subject to Code provisions applicable to some U.S. expatriates; or (4) in the case of Class B common stock held by a person who holds (or held at any time within the shorter of the five-year period preceding such sale or other disposition or the period such non-U.S. holder held the Class B common stock) more than 5 percent of the stock, we are or have been at any such time a U.S. real property holding corporation (a "USRPHC") within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes. We do not believe that we are currently a USRPHC or that we will become one in the future.

      Non-U.S. holders who are subject to U.S. taxation under the rules discussed above, should consult applicable treaties, which may exempt from U.S. taxation gains realized upon the disposition of our Class B common stock in some cases.

      Income Or Gains Effectively Connected With A U.S. Trade Or Business

      If a non-U.S. holder of our Class B common stock is engaged in a trade or business in the U.S. and if dividends on the Class B common stock or gain realized on the sale, exchange or other disposition of the Class B common stock is effectively connected with the conduct of such trade or business (and, if an applicable tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on the dividends or gain on a net income basis in the same manner as if it were a U.S. holder. The non-U.S. holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed Internal Revenue Service form W-8ECI or successor form in order to claim an exemption from U.S. withholding tax. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

      Estate Tax

      Class B common stock owned, or treated as owned, by an individual non-U.S. holder at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable treaty provides otherwise.

      Backup Withholding and Information Reporting

      A non-U.S. holder may have to comply with specific certification procedures to establish that he is not a U.S. person in order to avoid backup withholding tax requirements with respect to our payments of dividends on the Class B common stock. We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of any dividends paid to, and the tax withheld with respect to, that holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of a country in which the non-U.S. holder resides.

      Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder of Class B common stock will be allowed as a refund or credit against that holder's U.S. federal income tax provided that the required information is furnished to the Internal Revenue Service in a timely manner.

      Non-U.S. holders should consult their tax advisors regarding the application of backup withholding and information reporting in their particular situation, including the availability of an exemption from such requirements and the procedures for obtaining an exemption.

                               SELLING STOCKHOLDER

      As described elsewhere in this prospectus, the "selling stockholder" is only the person listed in the table below. The following table provides the name of and the number of shares owned by the selling stockholder and the number of Class B common shares that can be sold by the selling stockholder.

      The Class B common shares offered by this prospectus may be offered from time to time by the selling stockholder named below:

                                             Maximun Number              Class A and
                                               of Class B           Class B common shares
                                             Common Shares          ---------------------
                                           Available For Sale                     Percent of
                       Number of Class A    Pursuant to this                        Total
Beneficial Owner         Common Shares         Prospectus         Number       Voting Power(1)
----------------         -------------         ----------         ------       ---------------
KPN Telecom B.V........  28,918,283           54,386,078        83,304,361         17.86%
   Maanplein 5
   2516 CK The Hague
   The Netherlands

----------

(1) Percent of total voting power reflects the entitlement of each Class A common share to ten votes on all matters other than the election of Class B common share directors, and each Class B common share to one vote on all matters.

                              PLAN OF DISTRIBUTION

      This prospectus relates to the offering from time to time by the selling stockholder of up to an aggregate of 54,386,078 Class B common shares. We are registering the offer and sale of these shares by the selling stockholder on behalf of the selling stockholder. Sales of these Class B common shares may be effected by the selling stockholder from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, the Frankfurt Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to these shares, through short sales of these shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve underwriters, brokers or dealers.

      The selling stockholder may also sell the Class B common shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of Class B common shares for whom the broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the Class B common shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the Class B common shares offered in this prospectus will be sold by the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the Class B common shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under those acts.

      The selling stockholder, alternatively, may sell all or any part of the Class B common shares offered in this prospectus through an underwriter. To our knowledge, the selling stockholder has not entered into any agreement with a prospective underwriter and we cannot assure you that any such agreement will be entered into. If the selling stockholder enters into this type of an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

      The selling stockholder and any other persons participating in the sale or distribution of the Class B common shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

      The selling stockholder also may sell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

      Under agreements entered into with us, the selling stockholder and any underwriter it may utilize may be indemnified by us against certain civil liabilities, including liabilities under the Securities Act. Underwriter commissions, brokerage commissions and similar selling expenses, if any, attributable to the sale of these shares will be borne by the selling stockholder.

                                     EXPERTS

      The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Infonet Services Corporation's Annual Report on Form 10-K for the year ended March 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the shares of our Class B common stock offered hereby have been passed upon for us by Latham & Watkins, Costa Mesa, California.

================================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by Infonet Services Corporation or the selling stockholder. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of common stock by anyone in a jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder will, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

================================================================================

================================================================================

                                54,386,078 Shares

                          INFONET SERVICES CORPORATION

                                  Common Stock

                                 ---------------

                                   PROSPECTUS

                                 ---------------

                                ___________, 2001

================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates, except the Securities Act registration fee.

            Registration Fee - Securities and Exchange Commission       $ 25,800
            Legal Fees and Expenses                                       50,000
            Accounting Fees and Expenses                                  10,000
            Miscellaneous Expenses                                        15,000
                                                                        --------
                Total                                                   $100,800
                                                                        ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Registrant's Restated Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has liability insurance for its officers and directors.

      Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any material threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 16. EXHIBITS

      See Exhibit Index.

ITEM 17. UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the 26th day of September, 2001.

                                                INFONET SERVICES CORPORATION


                                                By: /S/ JOSE A. COLLAZO
                                                    ----------------------------
                                                           Jose A. Collazo
                                                     Chief Executive Officer and
                                                              President

Power of Attorney

      Each person whose signature appears below constitutes and appoints Jose A. Collazo and Akbar H. Firdosy, and each of them individually, as attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 of the Act and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or each of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 26, 2001.

         NAME                                       TITLE


  /S/ JOSE A. COLLAZO         Chairman of the Board, Chief Executive Officer and
--------------------------    President
    Jose A. Collazo


 /S/ AKBAR H. FIRDOSY         Vice President and Chief Financial Officer
--------------------------
   Akbar  H. Firdosy


    /S/ MAKOTO ARAI           Director
--------------------------
      Makoto Arai


/S/ DOUGLAS C. CAMPBELL       Director
--------------------------
  Douglas C. Campbell


  /S/ ERIC M. DE JONG         Director
--------------------------
    Eric M. de Jong


   /S/ MORGAN EKBERG          Director
--------------------------
     Morgan Ekberg


/S/ TIMOTHY P. HARTMAN        Director
--------------------------
  Timothy P. Hartman

                              Director
--------------------------
     Heinz Karrer


/S/ MATTHEW J. O'ROURKE       Director
--------------------------
  Matthew J. O'Rourke


/S/ JOSE MANUEL SANTERO       Director
--------------------------
  Jose Manuel Santero

                                  EXHIBIT INDEX

Exhibit No.                        Description
-----------                        -----------
 3.1              Restated Certificate of Incorporation #

 3.2              Amended and Restated Bylaws #

 5.1              Opinion of Latham & Watkins+

 9.1              Form of Amended and Restated Stockholders Agreement #

10.1              1998 Stock Option Plan #

10.1(a) Amended and Restated Infonet Services Corporation 1998 Stock Option Plan filed as Exhibit 10.1(a) with the Company's Form 10-Q for the period ended December 31, 2000

10.2              1998 Stock Purchase Plan #

10.3              1999 Stock Option Plan #

10.4              Infonet Deferred Income Plan #

10.5              1998 Stock Appreciation Rights Plan #

10.6              Supplemental Executive Retirement Plan #

10.7 Senior Secured Credit Agreement, dated as of August 17, 1999#, as amended by Amendment No. 1 filed as Exhibit 10.1 with the Company's Form 10-Q for the period ended June 30, 2000 and Amendment No. 2 filed as Exhibit 10.7(a) with the Company's Form 10-Q for the period ended September 30, 2000

10.8 Executive Employment Agreement of Jose A. Collazo, dated April 24, 2001, filed as Exhibit 10.8 with the Company's Form
                  10-Q for the period ended June 30, 2001

10.9              Standard Infonet Services Agreement #

10.10 Capacity Right of Use Agreement with FLAG Limited, dated as of June 25, 1999 #

10.11             AUCS Services Agreement, dated as of September 30, 1999 #

10.12             AUCS Call Option Deed, dated as of September 30, 1999 #

10.13 AUCS Management Agreement, dated as of September 30, 1999 #, as amended by the Deed of Amendment filed with the Company's Form 10-K for the period ended March 31, 2001

10.14             AUCS Assignment Agreement, dated as of September 30, 1999 #

10.15 Executive Employment Agreement of Akbar H. Firdosy, dated April 24, 2001, filed as Exhibit 10.17 with the Company's Form 10-Q for the period ended June 30, 2001

10.16 Infonet Services Corporation 2000 Omnibus Stock Plan*, as amended by the Amendment No.1 filed as Exhibit 10.18(a) with the Company's Form 10-Q for the period ended December 31, 2000

10.17 Infonet Services Corporation 2000 Employee Stock Purchase Plan (Amended and Restated Effective as of July 1, 2001), filed as
                  Exhibit 10.19 with the Company's Form 10-Q for the period ended June 20, 2001

10.18 Executive Employment Agreement of Paul A. Galleberg, dated April 24, 2001, filed as Exhibit 10.20 with the Company's Form 10-Q for the period ended June 20, 2001

10.19 Consulting Agreement of Ernest U. Gambaro, filed with the Company's Form 10-Q for the period ended December 31, 2000

Exhibit No.                        Description
-----------                        -----------
10.20 Secured Demand Promissory Note between Thomas E. Whidden Ttee & Linda L. Whidden Ttee, U/A dtd 11/7/97 by Whidden Trust, a trust, and Infonet Services Corporation, filed with the Company's Form 10-K for the period ended March 31, 2001

10.21 Term Note executed by Infonet Services Corporation in favor of Wells Fargo Bank, National Association +

10.22 Deed of Trust and Assignment of Rents and Leases executed by Infonet Services Corporation for the benefit of Wells Fargo Bank, National Association +

23.1              Consent of Deloitte & Touche LLP +

23.2              Consent of Latham & Watkins (included in Exhibit 5.1)

----------

+     Filed herewith.

# Incorporated by reference to the corresponding exhibit number from the Registrant's Registration Statement on Form S-1 filed with the Commission on December 15, 1999.

* Incorporated by reference to Appendices A and B, respectively, of Infonet Services Corporation's definitive proxy statement filed with the Commission on July 27, 2000.